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EXHIBIT 11. STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

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
                                                                   Nine Months Ended
                                                                   September 30, 1998
                                                                   ------------------
                                                                     (In Thousands,
                                                                 Except Per Share Data)
      1.  Net Income                                                    $71,335
            Less: Preferred stock dividends declared                      4,500
                                                                        -------
          Net income available to common shareholders                   $66,835
                                                                        =======

      2.  Weighted average common shares outstanding                     26,465
      3.  ESOP shares not committed to be released                       (1,621)
      4.  RRP shares purchased but unallocated                              (11)
                                                                        -------
      5.  Total weighted average common shares outstanding               24,833
                                                                        =======

      6.  Basic earnings per common share                               $  2.69
                                                                        ========

      7.  Total weighted average common shares outstanding               24,833
      8.  Dilutive effect of stock options using the treasury
            stock method                                                  1,255
                                                                        -------
      9.  Total average common and common equivalent
            shares                                                       26,088
                                                                        ========

     10.  Diluted earnings per common share                             $  2.56
                                                                        ========
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